UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2018

AMC Networks Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Penn Plaza

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 324-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On July 30, 2018, AMC Networks Inc., a Delaware corporation (the “Company”), and RLJ Entertainment, Inc., a Nevada corporation (“RLJE”), issued a joint press release announcing the Company’s agreement to acquire RLJE, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information under this Item 7.01 of this current report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and, as a result, such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On July 29, 2018, the Company, Digital Entertainment Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“DEH”), and River Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of DEH (“Merger Sub”), and RLJE entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company has agreed to acquire RLJE. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into RLJE, with RLJE continuing as the surviving corporation and a subsidiary of DEH (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of RLJE’s common stock, par value $0.001 per share (the “RLJE Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain excluded shares (which include shares beneficially owned by the Company, DEH and their affiliates), will be automatically converted into the right to receive $6.25 in cash without interest (the “Per Share Merger Consideration”). The Merger Agreement also includes provisions for the payment at the Effective Time of consideration, calculated based on the amount of the Per Share Merger Consideration, to the holders of outstanding RLJE preferred stock who elect to receive such cash consideration and holders of warrants to purchase RLJE Common Stock, except for certain excluded shares (which include shares beneficially owned by the Company, DEH and their affiliates). Such holders of outstanding RLJE preferred stock will be entitled to receive $7.81 per underlying share of RLJE Common Stock, in accordance with the terms of the RLJE preferred stock, if they elect cash as their consideration. Such holders of outstanding warrants will be paid the difference between $6.25 and the per share exercise price of their warrants.

The Merger Agreement contains certain customary termination rights for DEH and RLJE and further provides that (i) a termination fee equal to $6.75 million will be payable to DEH by RLJE in connection with termination of the Merger Agreement due to a change of recommendation by the Special Committee of the RLJE board of directors (the “RLJE Special Committee”) to accept a Superior Proposal (as defined in the Merger Agreement) and (ii) the documented, out-of-pocket expenses of DEH incurred in connection with the Merger Agreement up to a maximum of $3 million will be payable to DEH by RLJE in connection with the termination of the Merger Agreement due to a change of recommendation by the RLJE Special Committee as a result of an Intervening Event (as defined in the Merger Agreement).

Consummation of the Merger is subject to customary conditions, including conditions relating to (i) the approval of the Merger Agreement by the requisite vote of the RLJE stockholders, (ii) the absence of any order, law or other legal restraint preventing or making unlawful the consummation of the Merger and (iii) the absence of a Material Adverse Effect (as defined in the Merger Agreement) that remains in effect.

Robert L. Johnson will hold a minority stake in DEH following the Merger. Simultaneously with the execution of the Merger Agreement, DEH has entered into separate arrangements with Mr. Johnson related to the contribution of his RLJE securities to DEH immediately prior to the Merger, his vote for and support of the Merger and governance matters following the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Merger. In connection with the Merger, RLJE intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, and the Company intends to file relevant materials with the SEC, including the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING RLJE’S PROXY STATEMENT AND THE COMPANY’S SCHEDULE 13E-3, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website (http://www.sec.gov). Investors and stockholders may also obtain copies of documents filed by the Company with the SEC by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary, or by visiting the Company’s website (http://investors.amcnetworks.com).

Participants in Solicitation

The Company, RLJE and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of RLJE Common Stock in connection with the proposed Merger. Information about the Company’s directors and executive officers is available in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2018. Information about RLJE’s directors and executive officers is available in RLJE’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on June 23, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed Merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of July 29, 2018, by and among RLJE, the Company (solely for the purposes of Section 10.7 thereof), DEH and Merger Sub.

99.1*	Joint Press Release, dated as of July 30, 2018, announcing the Merger.

*

Certain exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc. (Registrant)

By:	/s/ James G. Gallagher
Name: James G. Gallagher
Title: Executive Vice President and General Counsel

Dated: July 30, 2018